Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARGURUS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

CarGurus, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      That the name of this corporation is CarGurus, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on June 26, 2015.

2.                                      The corporation filed a Third Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on June 21, 2017 (the “Third Amended and Restated Certificate of Incorporation”).

3.                                      That the Board of Directors duly adopted resolutions proposing to amend and restate the Third Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that pursuant to Section 103(d) of the General Corporation Law, effective immediately following the mandatory conversion of the outstanding Preferred Stock of the Corporation into Class A Common Stock and Class B Common Stock and the further mandatory conversion of the Class B Common Stock resulting from such conversion into Class A Common Stock occurring pursuant to Part C, Subsection 5.1, of Article FOURTH of the Third Amended and Restated Certificate of Incorporation (the “Effective Time”) the Third Amended and Restated Certificate of Incorporation shall be amended, integrated and restated to read in full as follows:

FIRST:  The name of this corporation is CarGurus, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 610,000,000 shares, consisting of (i) 500,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), (ii) 100,000,000 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the board of directors of the Corporation (the “Board of Directors”).  The Class A Common Stock and Class B Common Stock are sometimes referred to herein collectively as the “Common Stock”.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            PROVISIONS APPLICABLE TO ALL COMMON STOCK

The Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article FOURTH refer to sections and subsections of Part A of this Article FOURTH.

1.              General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.              Voting.

2.1       Class A Common Stock.  The holders of the Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings if otherwise permissible hereunder).

2.2       Class B Common Stock.  The holders of the Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings if otherwise permissible hereunder).

2.3       General.  There shall be no cumulative voting.  Except as expressly provided by this Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation.  The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of such shares thereof then outstanding or reserved pursuant to Section 7 of Part A of this Article FOURTH) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.              Dividends.  The holders of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock, subject to any preferential dividend rights of any then outstanding Preferred Stock.  No dividend shall be declared or paid on shares of any class of Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of each class of Common Stock; provided, however, that in the event that dividends payable in shares of Common Stock or rights to acquire Common Stock are declared, such dividends may be payable as follows: (i) as shares of (or rights to acquire shares of) Class A Common Stock in respect of outstanding shares of Class A Common Stock; and (ii) as shares of (or rights to acquire shares of) Class B Common Stock in respect of outstanding shares of Class B Common Stock; in each case if and only if a dividend payable in accordance with the foregoing clauses (i) and (ii) is paid at the same rate and with the same record date and payment date.

4.              Liquidation.  Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

5.              Subdivisions or Combinations.  If after the Effective Time the Corporation in any manner subdivides or combines either the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of the other class will be subdivided or combined in the same proportion and manner.

6.              Equal Status.  Except as expressly set forth in this Article FOURTH, Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally, and share ratably with and be identical in all respects and as to all matters to each other class of Common Stock.

7.              Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock (and the shares of Class B Common Stock into which any then outstanding shares of Preferred Stock may be convertible), such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock (and the shares of Class B Common Stock into which any then outstanding shares of Preferred Stock may be convertible) into shares of Class A Common Stock.

8.              Certain Transactions.

8.1       Merger or Consolidation.  In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the consolidation or merger of the Corporation with or into any other entity, such distribution or payment that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock or Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such consolidation or merger if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock.

8.2       Third-Party Tender or Exchange Offers.  The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock, nor may the Corporation or the Board of Directors (or any committee thereof) recommend that holders tender shares of Class A Common Stock or Class B Common Stock into any third party tender or exchange offer, unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, as applicable and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share as the holders of the Class A Common Stock would receive, or have the right to elect to receive, as applicable; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer if the only difference in the per share consideration to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a Class A Common Stock.

B.            SPECIAL PROVISIONS APPLICABLE TO CLASS B COMMON STOCK

In addition to the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in Part A of this Article FOURTH, the Class B Common Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

1.              Conversion.

1.1       Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation.  Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.  Each share of Class B Common Stock that is converted pursuant to this Subsection 1.1 shall be retired by the Corporation and shall not be available for reissuance.

1.2       Each share of Class B Common Stock that is subject, after the Effective Time, to a Transfer described in this subsection, other than a Permitted Transfer (each as defined in Section 3), shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer of such share of Class B Common Stock.  Each outstanding stock certificate that, immediately prior to such Transfer, represented one or more shares of Class B Common Stock subject to such Transfer shall, upon and after such Transfer, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.  The Corporation shall, upon the request of each such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s shares of Class A Common Stock.  Each share of Class B Common Stock that is converted pursuant to this Subsection 1.2 shall be retired by the Corporation and shall not be available for reissuance.

1.3       The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated by this Certificate of Incorporation, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable.  If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation.

2.              Founder Mandatory Conversion.  At 12:01 a.m. in New York City, New York on the first day falling after the Founder Mandatory Conversion Trigger Date (as defined below) (i) each outstanding share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, (ii) each share of Class B Common Stock that is converted pursuant to this Section 2 shall be retired by the Corporation and shall not be available for reissuance, (iii) any rights of any designated series of Preferred Stock to convert into shares of Class B Common Stock pursuant to this Certificate of

Incorporation shall instead be a right to convert into shares of Class A Common Stock, (iv) any outstanding Options or Convertible Securities which, directly or indirectly, are exchangeable for, convertible into or otherwise grant the right to subscribe for, purchase or acquire shares of Class B Common Stock shall instead be a right to be exchanged for, convert into or otherwise subscribe for, purchase or acquire shares of Class A Common Stock and (v) the Corporation shall thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock to zero.  Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion shall, upon and after such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.  The Corporation shall, upon the request of a stockholder and upon receipt of such stockholder’s outstanding certificate, issue and deliver to such stockholder new certificates representing such stockholder’s shares of Class A Common Stock.

3.              Definitions.  For purposes of this Certificate of Incorporation:

3.1       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including RSUs, but excluding Options.

3.2       “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder.

3.3       “Founder Mandatory Conversion Trigger Date” shall mean the first date after the Effective Time that any of the following shall occur: (a) the death of Langley Steinert, (b) Langley Steinert’s voluntary termination of (i) all employment with the Corporation and (ii) all service on the Board of Directors of the Corporation or (c) the sum of (i) the aggregate number of shares of capital stock of the Corporation held by Langley Steinert, (ii) the aggregate number of shares of capital stock of the Corporation held by any Family Member of Langley Steinert and (iii) the aggregate number of shares of capital stock of the Corporation held by any Permitted Entity of Langley Steinert, assuming for purposes of this clause (c) the exercise and/or settlement in full of all outstanding Options and Convertible Securities, calculated on an as-converted to Class A Common Stock basis, is less than 9,091,484 (such number subject to appropriate automatic adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to applicable shares of capital stock of the Corporation occurring after the Effective Time).

3.4       “IPO Date” shall mean the first closing date of the sale of the Class A Common Stock of the Corporation in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

3.5       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

3.6       “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) the estate of such Qualified Stockholder, (b) a Permitted Trust (as defined below) principally for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder or (c) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.

3.7       “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

3.7.1                                       by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or

3.7.2                                       by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder or (iii) any individual, general partnership, limited partnership, limited liability company, corporation or other entity which has an interest in such Permitted Entity.

3.8       “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

3.9       “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member, (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, or (d) a party designated by the Qualified Stockholder or by a Family Member of such Qualified Stockholder.

3.10                        “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation pursuant to the exercise or conversion of options or warrants or settlement of RSUs; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to clauses (a) or (b) of this Subsection 3.10; and (d) a Permitted Transferee.

3.11                        “RSU” shall mean a restricted stock unit issued by the Corporation.

3.12                        “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or (ii) the transfer after the IPO Date of, or entering after the IPO Date into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article FOURTH:

3.12.1                                the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

3.12.2                                entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who, at the time entered into, are holders of Class B Common Stock that (A) is entered into after the IPO Date and (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner or (B) is entered into prior to the IPO Date;

3.12.3                                the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

3.12.4                                entering into a voting trust, agreement or arrangement (with or without granting either a revocable or an irrevocable proxy) that (A) is entered into after the IPO Date, (B) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (C) is entered into or made at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders (whether or not such request is subsequently withdrawn or modified by the Board of Directors).

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are holders of voting securities of any such entity or Parent of such entity.  For purposes hereof, “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

3.13                        “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

C.            PREFERRED STOCK

To the fullest extent authorized by the General Corporation Law, shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock, subject to a obtainment of a Pre-Threshold Date Stockholder Approval in connection with any Designation Action taken or made prior to the Threshold Date (as such terms are defined below).  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article FOURTH refer to sections and subsections of Part C of this Article FOURTH.

1.              Designation of Series of Preferred Stock.  Authority is hereby granted to the Board of Directors, acting by resolution or resolutions adopted at any time and from time to time, to create, provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock (each, including any amendment or modification thereof, a “Designation Action”), and, pursuant to the Designation Action creating any such series of Preferred Stock, to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the General Corporation Law; provided, however, that prior to the Threshold Date no Designation Action shall be effective without the affirmative vote (or, if otherwise permissible hereunder, written consent) approving such Designation Action by the holders of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting or consenting (as the case may be) together as a single class (a “Pre-Threshold Date Stockholder Approval”), and any such Designation Action taken or made prior to the Threshold Date without such Pre-Threshold Date Stockholder Approval shall be null and void.  The term “Threshold

Date” shall mean the first date after the Effective Time on which the votes applicable to the Class A Common Stock and Class B Common Stock controlled by Langley Steinert, including the power (whether exclusive or shared) to vote or direct the voting of any such shares by proxy, voting agreement or otherwise, represent less than a majority of the votes applicable to all then outstanding shares of Class A Common Stock and Class B Common Stock.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Preferred Stock, all to the fullest extent permitted by law.  Other than a Pre-Threshold Date Stockholder Approval in connection with any Designation Action taken or made prior to the Threshold Date, no resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

2.              Certificates of Designation.  Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Part C of Article FOURTH  shall be set forth in a certificate of designation along with the number of shares of such series of Preferred Stock as to which the resolution or resolutions shall apply and, subject to the obtainment of a Pre-Threshold Date Stockholder Approval with respect to a Designation Action taken or made prior to the Threshold Date, such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law.  Unless otherwise provided in any such resolution or resolutions, the number of shares of any such series of Preferred Stock to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series of Preferred Stock then outstanding) by a certificate likewise executed, acknowledged, approved pursuant to a Pre-Threshold Date Stockholder Approval with respect to any such increase or decrease taken or made prior to the Threshold Date, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors.  In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series of Preferred Stock are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series of Preferred Stock are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series of Preferred Stock, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Certificate of Incorporation all matters set forth in the certificate of designations with respect to such series of Preferred Stock. If no shares of any such series of Preferred Stock established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors, subject to the obtainment of a Pre-Threshold Date Stockholder Approval with respect to any such Designation Action taken or made prior to the Threshold Date.  In the event of any such amendment, subject to the obtainment of a Pre-Threshold Date Stockholder Approval with respect to any such Designation Action taken or made prior to the Threshold Date, a certificate which (i) states that no shares of such series of Preferred Stock have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series of Preferred Stock is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the General Corporation Law.

FIFTH:  Subject to any additional vote required by this Certificate of Incorporation or By-Laws of the Corporation, in furtherance of and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the By-Laws of the Corporation.  The stockholders may not adopt, amend, alter or repeal the By-Laws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by the Certificate of Incorporation, (i) prior to the Threshold Date, by the affirmative vote (or, if otherwise permissible hereunder, written consent) of the holders of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting or consenting (as the case may be) together as a single class or (ii) from and after the Threshold Date, by the affirmative vote of the holders of capital stock of the Corporation representing at least sixty-six and two-thirds percent (66-2/3%) of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting or consenting (as the case may be) together as a single class, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

SIXTH:  The following provisions shall apply as to the Board of Directors and the members thereof:

1.                                      Classification of Directors.  Effective as of the IPO Date, the Board of Directors shall be divided into three classes of directors, designated Class I, Class II, and Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial terms of such classes of directors).  The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the IPO Date; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the IPO Date; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the IPO Date.  At each annual meeting of stockholders of the Corporation after the IPO Date, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this Section 1 of Article SIXTH, provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.  Those directors already in office immediately prior to the IPO Date shall be allocated among the three classes of directors contemplated under this Section 1 of Article SIXTH pursuant to a resolution or resolutions adopted by the Board of Directors prior to the IPO Date.

2.                                      Removal.  Subject to the special rights of the holders of any series of Preferred Stock, prior to the Threshold Date any director or the entire board of directors may be removed, with or without cause, by the affirmative vote (or, if otherwise permissible hereunder, written consent) of the holders of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting or consenting (as the case may be) together as a single class.   Subject to the special rights of the holders of any series of Preferred Stock, from and after the Threshold Date any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of shares of capital stock of the Corporation representing at least sixty-six and two-thirds percent (66-2/3%) of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose.

3.                                      Vacancies.  Except as the General Corporation Law may otherwise require and subject to the special rights of the holders of any series of Preferred Stock, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve on the whole Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal, failure to elect or otherwise with respect to any director, may be filled as follows: (i) prior to the Threshold Date, either by (x) the affirmative vote or action by written consent of the holders of shares of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors or (y) the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director; and (ii) from and after the Threshold Date, only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.  A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

4.                                      Number of Directors; Election of Directors.   Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by the Board of Directors from time to time in accordance with the by-laws of the Corporation.  No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.  Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

5.                                      Quorum.  At all meetings of the Board of Directors, a majority of the members of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by statute, by the Certificate of Incorporation, or by the By-Laws of the Corporation.

SEVENTH:  Except as otherwise provided for by any resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, effective as of the Threshold Date, any action required or permitted to be taken by the stockholders of the

Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting.  Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors, (ii) the Chairman of the Board of Directors, if one has been appointed or (iii) prior to the Threshold Date, by the holders of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors.  Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  Notwithstanding any other provisions of law, the Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, any amendment or repeal, or the adoption of any provision inconsistent with, Article FOURTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH or this Article TENTH shall require (i) prior to the Threshold Date, the affirmative vote or action by written consent of the holders of shares of capital stock of the Corporation representing a majority of the votes applicable to all outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors and (ii) from and after the Threshold Date, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

ELEVENTH:  The following limitation of liability and indemnification provisions shall apply to the persons enumerated below.

1.                                      Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article ELEVENTH, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors of the Corporation.

2.                                      Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article ELEVENTH or otherwise.

3.                                      Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article ELEVENTH is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.                                      Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors of the Corporation in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors of the Corporation.

5.                                      Advancement of Expenses of Employees and Agents.  The Corporation may pay

the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors of the Corporation.

6.                                      Non-Exclusivity of Rights.  The rights conferred on any person by this Article ELEVENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.                                      Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person has actually collected as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.                                      Insurance.  The Board of Directors of the Corporation may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article ELEVENTH; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article ELEVENTH.

9.                                      Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article ELEVENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

TWELFTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of or consultant to the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of or consultant to the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

THIRTEENTH:  Unless the Corporation, as authorized by the Board of Directors, consents in writing to the selection of one or more alternative forums, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for a stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Corporation’s Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Corporation’s Bylaws or (v) any action asserting a claim against the Corporation, its directors, officers or other employees or agents governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall, and shall be deemed to, have notice of and to have consented to the provisions of this Article THIRTEENTH.

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4.                                      That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5.                                      That this Fourth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Third Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[signature page follows]

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 12th day of October, 2017.

By:	/s/ Langley Steinert
Name:	Langley Steinert
Title:	President and Chief Executive Officer